EXHIBIT 2.1
                                 AGREEMENT
                                    FOR
                         PURCHASE AND SALE OF ASSETS


     THIS AGREEMENT is made and entered into this 3rd day of March, 1995, by and between Ceco Concrete Construction Corp., a Nevada corporation ("Buyer") on the one hand and Robertson-Ceco Corporation, a Delaware corporation ("Seller") on the other hand.

     WHEREAS, Seller is engaged in the business of acting as a concrete formwork subcontractor for site-cast construction projects, providing field labor for erection and removal of forms and support centering materials, including (i) providing subcontracting services for forming poured-in-place, reinforced concrete building components (e.g. concrete floors, roofs, walls and other miscellaneous building parts) and (ii) additional services which include material and labor for concrete and reinforcing steel as well as project management for construction of entire concrete structural frames and skeletons of buildings, through its Ceco Concrete Construction Division (as used herein the "Concrete Construction Division," the "Division" or the "Business").

     WHEREAS, Seller owns and leases certain facilities (the "Facilities") at which it conducts the Business of its Ceco Concrete Construction Division;

     WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer the assets and Business of Seller's Ceco Concrete Construction Division; and

     WHEREAS, if the Closing occurs the Buyer will be deemed to have received all of the Purchased Assets (as defined below) and Assumed Liabilities (as defined below) as of October 1, 1994, subject to adjustment as set forth herein, as well as the benefit of all cash and cash equivalents and the burden of expenses and current reimbursement through the Closing for those ongoing corporate services specified on Schedule 2.4 incurred thereafter in the ordinary course of business consistent with past practice;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties agree as follows:



                                   ARTICLE I

                                THE TRANSACTION


     1.1 Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept and receive, all right, title and interest in and to the Purchased Assets (as defined below).

     1.2 Purchased Assets. The "Purchased Assets" are all of the Business and all of the assets used primarily in the operation of the Business and all of the assets located at, used in connection with and/or directly related to the Facilities and their operations, as in existence as of the Effective Time (as defined below), subject to changes in the ordinary course of business, including the following:

          (a) All real property of or relating primarily to the Concrete Construction Division, whether owned or leased, including all land, buildings, structures, easements, appurtenances and privileges relating thereto, and all leaseholds, improvements, fixtures and other appurtenances and options, including options to purchase and renew, and other rights thereunder, excluding landfills and waste disposal sites as more particularly described on Schedule 4.11 (the "Real Estate");

          (b) all tools, machinery and equipment, forms, office furniture and office equipment of or relating primarily to the Concrete Construction Division;

          (c) all inventories of raw materials, components, lumber, spare parts and supplies, work in process and finished goods of or relating primarily to the Concrete Construction Division ("Inventory");

          (d) all accounts and notes receivable and retentions of or relating primarily to the Concrete Construction Division;

          (e) all computer software programs, source codes, object codes, information systems, program specifications and related material and documentation of or relating primarily to the Concrete Construction Division and any and all licenses and copies thereof and rights thereto to the extent assignable, (the "Software");

          (f) all information in the nature of know-how, trade secrets, inventions, processes, designs, devices and related information and documentation of or relating primarily to the Concrete Construction Division (the "Technical Information");

          (g) all patents, trademarks, trade names, trade styles, logos, product designations and service marks of or relating primarily to the Concrete Construction Division and all applications (pending or in process) and registrations therefor and licenses thereof, excluding the name "Ceco" which is to be licensed to Buyer (the "Intellectual Property");

          (h) all documents and records relating to the Business, each Facility (or its operations) and the Purchased Assets (other than books and records relating primarily to Seller's business as a whole but also related to the Business, copies of which shall be conveyed to Buyer);

          (i) all records relating to those employees subsequently hired by Buyer;

          (j) all permits, licenses, approvals, registrations, authorizations and indicia of authority (and pending applications for any thereof) used exclusively or primarily by the Business, to the extent transferable or licensable ("Licenses and Permits");

          (k) all Seller's rights of or relating primarily to the Concrete Construction Division from the pending arbitration and litigation proceedings listed on Schedule 1.3(d) to the extent transferable;

          (l) all rights of or relating primarily to the Concrete Construction Division to (i) casualty and property insurance claims and proceeds, (ii) rights under Owner/Contractor insurance policies, and
     (iii) other insurance claims and proceeds to the extent related to any Assumed Liabilities;

          (m) all contractual rights and leasehold interests of or relating primarily to the Concrete Construction Division, including rights and interests of Seller under leases and contracts referred to in
     Schedule 1.3(a) and all other rights of Seller under all other agreements referred to in Schedule 1.3(a); and

          (n) prepaid expenses, deposits, advances and similar amounts of or relating to the Concrete Construction Division.

The definition of Purchased Assets shall not include assets specifically excluded above or set forth on Schedule 1.2 or cash and cash equivalents (the "Excluded Assets").

     1.3 Liabilities and Obligations. Buyer shall not assume and shall not be liable or responsible for any debt, obligation or liability of or relating to any Facility, the Business, the Purchased Assets, Seller or otherwise of any kind, whether known or unknown, contingent, absolute, or otherwise, except for the following (the "Assumed Liabilities"):

          (a) obligations under (i) those agreements described on Schedule 1.3(a) and (ii) such other contracts and agreements of the Business as were entered into in the ordinary course of business and are not material to the Business, in each case, to the extent obligations thereunder are required to be performed after the Effective Time, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance or other breach by Seller prior to the Closing Date;

          (b) the liabilities of the Business identified or reflected on the Balance Sheet dated September 30, 1994 attached as Schedule 1.3(b) (the "Balance Sheet"), but only to the extent reflected on the Balance Sheet including any fluctuations in the ordinary course of business since September 30, 1994;

          (c) Buyer's substitution of an indemnity, bonds or collateral to satisfy Seller's bonding requirements or release Seller's collateral related to the bonds specified on Schedule 1.3(c), which are those under the agreements referenced in Schedule 1.3(a) which relate to performance of services in the ordinary course of business, the consideration for which services will be collectible by Buyer;

          (d) the defense and obligations and liabilities of Seller to the extent related to the litigation and arbitration proceedings described in Schedule 1.3(d) but excluding any costs or expenses of defense attributable to the period prior to the Effective Time (the "Assumed Litigation"); and

          (e) the workmen's compensation liabilities assumed by Buyer pursuant to Article VII;

provided; however, that Buyer does not assume any liability or obligation to the extent such liability or obligation is paid or provided for pursuant to the intercompany allocations described on Schedule 2.4. Seller agrees to timely discharge and perform all of its liabilities and obligations related to the Business, the Purchased Assets or the Facilities other than the Assumed Liabilities payable after Closing as they become due.

     1.4  Nonassignable Contracts.

          (a) To the extent that the assignment by Seller of any sales order, purchase order, lease or other contract included in the Assumed Liabilities or Purchased Assets is not permitted without (i) the consent of the other party to the contract, (ii) the approval of Buyer as a source of the products or services called for by such contract or (iii) the approval of Buyer as a lessee, then this Agreement shall not be deemed to constitute an assignment or an attempted assignment of the same, if such assignment or attempted assignment would constitute a breach thereof. However, unless otherwise agreed as to any particular contract or order (or class thereof), Seller shall use its reasonable commercial efforts (which shall not include payment of any additional consideration to any party) to obtain any and all such consents, approvals and novations.

          (b) If any necessary consent, approval or novation is not obtained, Seller shall cooperate with Buyer in any reasonable arrangement designed to provide Buyer with all of the benefits under such contract, lease or order as if such consent, approval or novation had been obtained, including subleases from Seller and, undertakings by Buyer of the work necessary to complete contracts as the agent of Seller with the understanding that Seller shall then invoice the customer for services rendered and promptly remit the amount of the receivable to Buyer. Nothing herein shall excuse Seller from responsibility for any of its representations and warranties or covenants hereunder.



                                  ARTICLE II

                          CONSIDERATION FOR TRANSFER


     2.1 Consideration. The aggregate consideration for the Purchased Assets shall be as follows:

          (a) Fourteen Million Five Hundred Thousand Dollars ($14,500,000) plus or minus the Adjustment Amount; and

          (b)  Buyer's assumption of the Assumed Liabilities.

     2.2 Adjustment to Consideration. In the event that, within one hundred eighty (180) days after the Closing, directly or indirectly, either
(i) Buyer sells substantially all of the Purchased Assets or (ii) substantially all of the equity interests in Buyer are sold (a "Sale Transaction"), then Seller will be entitled to additional consideration in an amount equal to one-half of the excess of (A) the aggregate consideration received by Buyer or the stockholders or other controlling persons (direct or indirect) of Buyer from the Sale Transaction (net of any liabilities of the Business retained by Buyer) over (B) the aggregate consideration delivered for the Purchased Assets in the transaction contemplated by this Agreement plus the net amount of all funds advanced (including through the provision of letters of credit) and funds or other assets contributed to Buyer (less funds or other assets distributed by Buyer) prior to the Sale Transaction. For purposes of this paragraph, aggregate consideration shall include only (i) securities or other property, (ii) cash and cash equivalents and (iii) assumed liabilities to the extent reflected in applicable financial statements (the balance sheet liabilities of the Buyer shall be considered assumed liabilities if the equity of Buyer is sold in a Sale Transaction). Any securities or other property shall be valued as reflected on the financial statements of Buyer or its parent.

     2.3  Real Estate Sales and Transfer Taxes.  At Closing, Seller or
Buyer, as applicable (determined according to state practice on a state by state basis) shall pay or provide for the real estate transfer taxes and sales taxes payable as a result of the transfer of the Real Estate and Purchased Assets provided for herein.

     2.4 Cash and Cash Equivalents. Seller shall credit Buyer, or Buyer shall credit Seller, with an amount (the "Adjustment Amount") equal to the change in the cash attributable to the Business calculated as provided in this
Section 2.4 on the basis of the information contained in Schedule 2.4. To calculate the Adjustment Amount, the net income (net loss) generated from October 1, 1994 to the Closing Date will be adjusted by the cash flow impact of the September 30, 1994 to Closing Date change in all balance sheet accounts other than cash and equity (including the corporate intercompany account), i.e., by adding decreases in asset and increases in liability accounts (cash provision) and subtracting increases in asset and decreases in liability accounts (cash usage). To reconcile, the cash of September 30, 1994 ($1,501,000) would be subtracted from the caption "Cash and Cash Equivalents" from the balance sheet of the Closing Date and the resulting figure would be increased by a decrease in the corporate intercompany account from September 30 to Closing (or decreased by an increase in the intercompany account). Corporate charges to the division, which impact net income and/or the intercompany account, shall only be allowed for those charges customary and consistent with current practice. For purposes of Closing, the Seller shall estimate the Adjustment Amount in good faith (the "Estimated Adjustment Amount").

     2.5 Determination. Within fifteen (15) days after the Closing Date, Buyer shall cause the employees of Buyer to deliver to Buyer and Seller a statement (the "Settlement Statement") setting forth in detail a determination of the Adjustment Amount as of the Closing Date. In connection therewith, from and after Closing, each party shall provide the other party and its representatives with full access to all assets, records and work papers necessary to compute and verify the Adjustment Amount. This Settlement Statement as delivered to Buyer and Seller shall be final for purposes of determining the Adjustment Amount unless, within sixty (60) days after delivery to Buyer and Seller, Buyer or Seller shall deliver a Dispute Notice. After delivery of a Dispute Notice, Seller and Buyer shall have fifteen (15) days to review the Dispute Notice, and Buyer and Seller shall promptly thereafter negotiate in good faith with respect to the subject of the Dispute Notice, and if they are unable to reach an agreement within fifteen (15) business days after receipt of a Dispute Notice, the dispute shall be submitted to the Independent Auditor. The Independent Auditor shall be directed to issue a final and binding decision within thirty (30) days of submission of the Dispute Notice, as to the issues of disagreement referred to in the Dispute Notice and not resolved by the parties. Within five (5) days after final determination of the Settlement Statement, (i) Seller shall pay Buyer the amount by which the Adjustment Amount is greater than the Estimated Adjustment Amount or (ii) Buyer shall pay Seller the amount by which the Adjustment Amount is less than the Estimated Adjustment Amount. The Settlement Statement shall be prepared in accordance with generally accepted accounting principles as historically applied by Seller on a basis consistent with past practice. In connection with the Settlement Statement, a "Dispute Notice" shall mean a written notice from Buyer or Seller, as the case may be, indicating disagreement with the initial statement. The "Independent Auditor" shall mean one of the "Big Six" public accounting firms with no material relationship to either of the parties chosen by agreement of the parties, or if they are unable to agree, shall mean one of the "Big Six" firms with no such material relationship chosen by lot. The fees and expenses of the Independent Auditor retained as a result of any dispute related to any statement shall be equitably allocated by the Independent Auditor. The decision of the Independent Auditor with respect to the Settlement Statement shall be final and binding on the parties.

     2.6 Allocation of Purchase Price. As soon as practicable after the Closing Date Buyer and Seller shall agree on the allocation of the Purchase Price to the Assets and shall, promptly after the Closing, jointly execute an Allocation of Purchase Price Certificate in form reasonably acceptable to both parties. Buyer and Seller agree (i) to jointly complete and timely file Form 8594, and any other required reports in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, with their respective federal income tax returns for the tax year in which the Closing Date occurs (and any amended Form 8594, if necessary) and
(ii) that no party will take a position on any report, return, or other documents filed with any governmental authority in any judicial or administrative proceeding, that is in any manner inconsistent with the allocation of the Purchase Price set forth on the Allocation of Purchase Price Certificate.

                                 ARTICLE III

                      THE CLOSING AND TRANSFER OF ASSETS

     3.1 Closing. The transfer of assets contemplated by this Agreement (the "Closing") shall occur at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois at 10:00 A.M. on March 3, 1995 or at such other time or place as may be mutually agreed upon by the parties (the "Closing Date"). The "Effective Time" shall mean 12:01 a.m. on October 1, 1994.

     3.2 Deliveries by Buyer. At the Closing, Buyer shall deliver the following:

          (a) $11,500,000 plus or minus the Estimated Adjustment Amount set forth in Section 2.4 payable by wire transfer of immediately available funds;

          (b) a $3,000,000 promissory note (the "Note") in substantially the form of Exhibit A with payment guaranteed by Pettibone Corporation;

          (c) an Officer's Certificate as to the accuracy at Closing of all of Buyer's representations and warranties as if made at and as of Closing, the fulfillment of all of Buyer's agreements and covenants and the satisfaction of all Closing conditions to be performed by Buyer; and

          (d) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated hereby.

     3.3 Deliveries by Seller. At the Closing, Seller shall deliver the following:

          (a)  a bill of sale in the form attached hereto as Exhibit B;

          (b) general warranty deeds to each parcel of Real Estate owned by Seller as required by applicable law to transfer fee simple title to Buyer or its nominee;

          (c)  the Consents referred to in Section 8.3;

          (d) an Officer's Certificate as to the accuracy at Closing of all of Seller's representations and warranties as if made at and as of Closing, the fulfillment of all of Seller's agreements and covenants and the satisfaction of all Closing conditions to be performed by Seller;

          (e)  the real estate title policies and surveys referred to in
     Section 8.5;

          (f)  the Code Section 1445 certificate referred to in Section
     4.25;

          (g)  possession of the Purchased Assets; and

          (h) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement.

     3.4 Closing Agreements. At the Closing, the parties shall execute, acknowledge and deliver:

          (a)  a License Agreement in form of Exhibit C;

          (b)  a Transition Agreement in form of Exhibit D; and

          (c) such other instruments or documents as may be necessary or appropriate to carry out the transactions contemplated by this Agreement.



                                 ARTICLE IV

                        REPRESENTATION AND WARRANTIES
                                  OF SELLER


     Seller hereby represents and warrants to Buyer, as of the date hereof, and as of the Closing Date, as set forth below. For purposes of this Agreement, "Material Adverse Effect" shall mean any effect which is materially adverse to the operations (as presently conducted), assets, liabilities, condition (financial or otherwise) or to Seller's knowledge the prospects of the Purchased Assets, the Business or the Facilities. To the extent any representation is given to the knowledge of Seller, such knowledge shall be limited to the knowledge of the persons listed on Schedule 4.0.

     4.1  Authority.  Except for the approval of Foothill Capital
Corporation and Wells Fargo which will be obtained prior to Closing, and the consent of Reliance which Seller will obtain after the Closing, Seller has the full corporate right, power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements it is hereby contemplated to execute and to carry out the transactions contemplated hereby and thereby, including the transfer of each of the Purchased Assets. All corporate and other acts or proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and all agreements and transactions contemplated hereby have been duly and properly taken.

     4.2 Validity. This Agreement has been, and the agreements and other documents to be delivered by Seller at Closing will be, duly executed and delivered and constitute the valid and legally binding obligations of Seller enforceable in accordance with their respective terms.

     4.3 Violations and Approvals. Except for the approval of Foothill Capital Corporation and Wells Fargo which will be obtained prior to Closing and the consent of Reliance which Seller will obtain after the Closing, and as set forth on Schedule 4.3, the execution and delivery of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not (immediately, upon notice, with the passage of time or both) result in the creation of any lien, charge or encumbrance of any kind or the termination or acceleration of any obligation of or relating to the Business, the Facilities or the Purchased Assets and are not prohibited by, do not and will not violate or conflict with any provision of, and do not and will not (immediately, upon notice, with the passage of time or both) constitute a default under or a breach of (i) the charter or by-laws of Seller, (ii) any note, bond, indenture, contract, agreement, permit, license or other instrument to which Seller is a party or, by which Seller, the Business, any Facility or the Purchased Assets are bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to Seller or the Business, or (iv) any law, rule or regulation applicable to Seller, any Facility, the Business or the Purchased Assets, except in the case of the foregoing clause (ii), such as will have no Material Adverse Effect. Except as set forth on Schedule 4.3, and consents to assignment and other consents that are obtained in connection with the Closing, no approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other governmental authority of any country, is required for the execution and delivery by Seller of this Agreement or the agreements contemplated hereby or the consummation of the transactions contemplated hereby and thereby.

     4.4 Due Organization. Seller is a corporation duly organized and validly existing under the laws of Delaware. Seller has full power and authority and all requisite rights, licenses, permits and franchises to own and operate each Facility and to own, lease and operate the Purchased Assets and to carry on the Business, except such rights, licenses, permits and franchises which the failure to have would cause no Material Adverse Effect.

     4.5 Transactions with Affiliates. Except as set forth in Schedule 4.5, no Affiliate:

          (a) owns, directly or indirectly, any material interest in any entity which is a competitor, lessor, lessee, or material supplier of any Facility or the Business;

          (b) has any cause of action or other claim against or owes any material amount to, or is owed any material amount by, Seller with respect to any Facility, the Business or the Purchased Assets; or

          (c) has any interest in or owns any assets, property or rights used in the conduct of the Business or the operation of any Facility.

The term "Affiliate" shall mean any corporation, partnership, trust or other entity (i) in which Seller has, directly or indirectly, a five percent (5%) or greater interest or (ii) which controls, is controlled by, or is under common control with Seller or any of the entities described in the preceding clause
(i); provided, however, that Pettibone Corporation, Buyer and other entities (with the exception of Seller) in which Pettibone Corporation owns an interest shall not be deemed Affiliates.

     4.6 Financial Statements and Taxes. The financial statements of the Business for the year ended December 31, 1993 and the nine months ended September 30, 1994 attached hereto as Schedule 4.6(a) (the "Financial Statements") are (a) in accordance with the books of account and records of Seller, (b) fair presentations of the financial condition and the results of operations as of the dates and for the periods indicated and (c) prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as specified therein and except for the lack of footnotes, and in the case of interim Financial Statements subject to year-end audit adjustments consisting only of normally recurring accruals which in the aggregate are not material). The Business is not subject to any liability or obligation (whether absolute, accrued, contingent or otherwise) which is not shown or provided for on the Financial Statements or on Schedule 4.6(a) except which has been incurred in the ordinary course of business since the date of such financial statements or which are not Assumed Liabilities. Except as set forth on Schedule 4.6(b) all federal, foreign, state, county and other tax returns, reports and declarations of every nature (including income, employment, excise, property, sales and use taxes) required to be filed by or on behalf of Seller (as it relates to the Business) and the Business have been filed and such returns are complete and accurate in all material respects and disclose all taxes required to be paid for the periods covered thereby. All taxes shown on such returns as being owed by the Seller (as related to the Business) and the Business and any deficiency assessments, penalties and interest have been paid or set aside for payment. The accruals for taxes on the Balance Sheet are sufficient for the payment of all unpaid federal, state and other taxes of the Business. All tax payments related to employees, including income tax withholding, FICA, FUTA, unemployment and worker's compensation, required to be made by Seller (relating to the Business) and the Business have been fully and properly paid, withheld, accrued or recorded.

     4.7 Interim Change. Except as set forth in Schedule 4.7, since September 30, 1994, Seller has operated the Business in the ordinary course, consistent with past operations, and there has not been any of the following in connection with the Business:

          (a) any event resulting in, or that is reasonably likely to result in, a Material Adverse Effect;

          (b) any material change in significant personnel or relationships with third parties, including suppliers, customers and others;

          (c) any increase in the compensation, or benefits payable or to become payable to or on account of employees (other than regularly scheduled increases in accordance with agreements or the past practices of the Business);

          (d)  any work stoppage or labor dispute;

          (e) any damage to or destruction of a material asset, or any disposition of assets or transfers of assets from any Facility, other than sales of finished goods and use and disposal of assets in the ordinary course of business on terms consistent with past practice;

          (f) any change in collection, credit or accounting practices, including any write-up or write-down in the value of the Inventory; or

          (g)  any agreement to take any of the foregoing actions.

     4.8 Work in Process. Subject to adjustments reflected in the Jobs in Progress Report attached as Schedule 4.17 hereto (including any fluctuations in the ordinary course of business since the date thereof), all work performed on projects in process as of the date thereof and as of the Closing has been performed in accordance with customer specifications and all applicable industry standards, laws, rules and regulations in all material respects.

     4.9 Purchased Assets. Except for the consents of Foothill Capital Corporation and Wells Fargo which will be obtained prior to Closing and the consent of Reliance which Seller will obtain after the Closing and statutory liens not yet delinquent which relate to the Assumed Liabilities, Seller is the sole and exclusive legal and equitable owner of all right, title and interest in and has good and marketable title to all of the Purchased Assets (purported to be owned by Seller) free and clear of the interests and rights of any other party. Except for consents of the persons listed on Schedule 4.9 which will be obtained prior to Closing, all of the Purchased Assets may be transferred to Buyer without the consent or approval of any person. Except as set forth on Schedule 4.9, none of the Purchased Assets are subject to any lease (except for Purchased Assets not purported to be owned by Seller), license, security interest, mortgage, pledge, lien, charge, encumbrance, claim, covenant or restriction of any kind or character. Schedule 4.9 sets forth an accurate, correct and complete list and summary description of all the depreciable Purchased Assets. Except for the interests of lessors in property leased pursuant to leases described in Schedule 1.3(a), no person other than Seller has any interest in any Facility or any assets at any Facility. The Purchased Assets are in good repair, order and condition (reasonable wear and tear excepted), are suitable for the purposes for which they are presently being used, and are adequate to meet all present and reasonably anticipated requirements of the Business and each Facility. The Purchased Assets will furnish Buyer with all of the capacity and rights to operate the Business and each Facility in the same manner as presently operated by Seller, except for Licenses and Permits that are not transferable.

     4.10 Environmental Matters.

          (a) Except as set forth on Schedule 4.10, Seller has previously and is currently complying in all material respects with its obligations under all Environmental Laws in connection with the operation of the Business, its occupancy of the Facilities and otherwise. Seller has not received any notice alleging any non-compliance with or potential liability pursuant to any Environmental Laws or with respect to any Materials of Environmental Concern.

          (b) Except as set forth on Schedule 4.10, no Materials of Environmental Concern have ever been generated, treated, stored, or disposed of at any Facility. Except as identified in Schedule 4.10, no underground storage tanks, as defined in RCRA or under applicable state law, are present at any Facility or are operated by Seller at any Facility, and, to Seller's knowledge after due inquiry, no such tanks were previously abandoned or removed. There are no Materials of Environmental Concern or other condition or use of any Facility, whether natural or man-made, which poses a significant threat of damage to the health of persons, to property, to natural resources, or to the environment.

          (c) Except as set forth on Schedule 4.10, with respect to the Business, any Facility or the Purchased Assets, Seller has no liability or unfulfilled obligation, whether fixed, unliquidated, absolute, contingent or otherwise, under any Environmental Laws, including any liability, responsibility or obligation for fines or penalties, or for investigation, expense, removal, or remedial action to effect compliance with or discharge any duty, obligation or claim under any such laws or regulations, and Seller has no knowledge that any such claims, actions, suits, proceedings or investigations under such laws or regulations exist or may be brought or threatened. There has not been, and is not occurring at any Facility, or any location to which Seller ever sent any materials in respect of the Business, the Division or its current or former operations, any release or threatened release, as those terms are defined in CERCLA, of any Materials of Environmental Concern, nor has Seller any knowledge that such a release is occurring or has occurred at any time in the past. Except as identified in Schedule 4.10, Seller has never applied or disposed, transported or arranged for the transportation or disposal of any Materials of Environmental Concern, in any manner which may form the basis for any present or future claim, demand or action seeking investigation, expense, removal, remedial action or expense at any facility, site, location or body of water, surface or subsurface. Except as identified in Schedule 4.10, Seller has never sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Materials of Environmental Concern, to a facility, site or location, which, pursuant to CERCLA or any similar state or local law, (i) has been placed or has been publicly proposed by authorities having jurisdiction to be placed, on the National Priorities List or its state equivalent, or (ii) which is subject to a claim, administrative order or other request to take removal or remedial action by any person having jurisdiction and authority in the matter.

          (d) Schedule 4.10 identifies all environmental audits or assessments or occupational health studies undertaken by or on behalf of Seller or governmental agencies with respect to any Facility or the Business, in the past three years.

          (e) For purposes of this Agreement, the following terms shall have the meanings set forth below:

               (i) "Environmental Laws" (A) means all federal, state and local laws, statutes, decisions, rules, ordinances, regulations, moratoria, orders and requirements ("Laws") relating to (i) pollution or the protection of the environment (including air, surface water, ground water, soil, land surface or subsurface strata), or (ii) disposal, emissions, discharges, spills, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, import, export, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, and (B) shall include the Resource Conservation and Recovery Act, as amended ("RCRA"); the Comprehensive Environmental Response Compensation and Liability Act, as amended ("CERCLA"); the Federal Water Pollution Control Act, as amended; the Occupational Safety and Health Act, as amended; the Clean Air Act, as amended; the Safe Drinking Water Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act, as amended; all Laws related thereto, all implementing Laws and all similar state and local Laws with respect to each of the foregoing acts.

               (ii) "Materials of Environmental Concern" means any and all hazardous chemicals and materials, and any and all hazardous substances as defined in CERCLA, hazardous wastes as defined in RCRA, petroleum and petroleum products, radioactive materials, and any and all other hazardous chemicals, materials, constituents, pollutants or contaminants regulated under any Environmental Laws.


     4.11 Real Estate.

          (a) Schedule 4.11 sets forth the complete description of each parcel of Real Estate, including a street address, legal description (for owned Real Estate), an indication of whether the parcel is owned or leased, descriptive summary and a list of all contracts, agreements and understandings, oral or written, by which the Real Estate is bound or affected. Seller has delivered to Buyer complete copies of all such written contracts and agreements. Except as set forth on Schedule 4.11, all contracts and agreements affecting the Real Estate are legally valid and binding and in full force and effect. There are no defaults, offsets, counterclaims or defenses thereunder by or against Seller and no material defaults, offsets, counterclaims or defenses by or against any other party. Seller has good, marketable and insurable title in fee simple absolute to, and is in possession of, all Real Estate (except those parcels identified as leased property in Schedule 4.11) free and clear of all security interests, including any conditional sale or other title retention agreements, liens (except for liens for current ad valorem taxes not yet delinquent), encumbrances, mortgages or deeds of trust, pledges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachments and other burdens, whether or not the same render the title to the Real Estate uninsurable or unmarketable, other than any of the foregoing which (i) could not reasonably be expected to and do not interfere with the use or affect the value of such Real Estate, or (ii) are listed on Schedule 4.11 and will be released at or prior to Closing.

          (b) Seller has all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, to the extent necessary to conduct the Business and operate each Facility as presently operated and conducted. No Real Estate is located within a flood hazard area. No portion of any Real Estate has been condemned, requisitioned or otherwise taken by any public authority, no notice of any such condemnation, requisition or taking has been received, and, to the knowledge of Seller, no such action is threatened. Seller has no knowledge of any public improvements planned or commenced which may result in special assessments against or otherwise affect the Real Estate. To the knowledge of Seller, except for the easement described on Schedule 4.11 to be granted prior to Closing, no fact or condition exists which would result in the termination or impairment of access to the Real Estate or discontinuation of necessary sewer, water, electric, gas, telephone or other utilities and services.

          (c) The zoning of each parcel of Real Estate permits the existing improvements and the continuation of business as presently conducted thereon. Seller has not received any notice of, and has no knowledge of, any violation of any zoning, building, health, safety, fire, water use, or similar statute, ordinance, law, regulation or code in connection with the Real Estate. To the knowledge of Seller, there are no threatened or pending changes in any of the foregoing that would have a Material Adverse Effect or otherwise materially affect the continued occupancy of the Real Estate or the conduct of the Business. No notice from any governmental authority exercising jurisdiction over the Real Estate requiring or calling attention to the necessity of any work, repairs, new construction, installation or alteration in connection with any parcel of Real Estate has been served upon Seller and is pending or unresolved. The Real Estate as conveyed pursuant to this Agreement (and as described on Schedule 4.11) shall include all rights to any offsite facilities necessary to ensure compliance in all material respects with all zoning, building, health, fire, water, use or similar statutes, codes, ordinances, laws, rules or regulations.

          (d) No Real Estate is leased or subleased by Seller to any third party.

          (e) Seller has delivered to Buyer accurate and complete copies of all existing title insurance policies, title reports, surveys, property reports and similar reports, if any, with respect to each parcel of Real Estate owned by Seller.

          (f) There is no construction work being done at, or construction materials being supplied to, any parcel of Real Estate, except in connection with routine maintenance projects and materials used in the Business in the ordinary course.

     4.12 Software and Information Systems. Schedule 4.12 sets forth an accurate and complete list and summary description of all the Software.
Schedule 4.12 identifies or describes (i) Software which is owned by Seller and any licenses thereof; and (ii) Software which is licensed to Seller by third parties. With respect to the Software:

          (a) all Software documentation is current (to the extent any third party owner supplies updated documentation to licensees), accurate and sufficient in detail and content to identify and explain the nature thereof, and to allow its full and proper use by Buyer without reliance on the special knowledge or memory of others other than employees who will be offered employment pursuant to Section 7.1; and

          (b) Seller owns all right, title and interest in the Software that is not designated as licensed free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, (other than nonexclusive licenses granted to third parties) and has the full legal right to transfer the Software without the consent of any person.

     4.13 Customers and Suppliers. Schedule 4.13 sets forth an accurate and complete list of those suppliers that have provided raw materials, products or services for the Business or any Facility at a cost to the Seller of greater than $25,000 during the period since January 1, 1994. Seller has no knowledge of any fact, condition or event (i) which would cause Buyer's relationship with any supplier to be materially and adversely different than the current relationship of such supplier with respect to the Business or any Facility, or
(ii) which would materially and adversely affect any supplier's ability to supply raw materials, products or services to Buyer. Schedule 4.13 sets forth an accurate and complete list of those customers that have purchased products or services from the Business or any Facility at a cost to the purchaser of greater than $25,000 during the period since January 1, 1994. Seller has no knowledge of any fact, condition or event (i) which would cause Buyer's relationship with any customer to be materially and adversely different than the current relationship of such customer with respect to the Business or any Facility, or (ii) which would materially and adversely effect any customer's ability to purchase products or services from Buyer.

     4.14 Employees. Schedule 4.14 is an accurate and complete schedule containing, with respect to the Business and each Facility:

          (a) a list of all employees (including name, title and position);

          (b)  the employee's length of service;

          (c) a list of all agreements, arrangements or understandings, written or oral, regarding services to be rendered, terms and conditions of employment, confidentiality and assignment of inventions (with respect to such items listed on Schedule 4.14, accurate and complete copies have been delivered to Buyer);

          (d) the compensation (including terms of payment, bonuses, commissions and deferred compensation, as well as any benefits) of each employee; and

          (e) copies of all OSHA reports and responses given or received by Seller since January 1, 1993.

Except in the case of each of (i) through (xii) below, as set forth in
Schedule 4.14, with respect to the Business and each Facility, (i) there have not been any labor disputes, any work stoppages, pickets or work slow-downs due to labor disagreements in the past five years, (ii) there are and have been no unresolved violations of any local, state, or federal laws respecting the employment of any employees, including the National Labor Relations Act, the Fair Labor Standards Act, the Americans with Disabilities Act, wage-payment laws, laws prohibiting employment discrimination, and laws addressing workplace safety and health; (iii) there is no unfair labor practice, charge or complaint pending, unresolved or, to the knowledge of Seller, threatened before the National Labor Relations Board; (iv) there is no labor strike, dispute, grievance, request for representation, slowdown or stoppage actually pending or, to the knowledge of Seller, threatened; (v) there has been no question concerning representation raised or, to the knowledge of Seller, threatened respecting employees in the past five years; (vi) Seller is in substantial compliance with all contracts of or respecting employment, including all collective bargaining agreements identified in Schedule 4.14;
(vii) there is no employment handbook, personnel policy manual, or similar document that creates prospective employment rights or obligations; (viii) the transactions contemplated by this Agreement will not violate any of the terms of any applicable collective bargaining agreement; (ix) Seller has discharged all collective bargaining obligations respecting the transactions contemplated by this Agreement imposed by law or by any valid existing collective bargaining agreement, including any obligations to provide notice to any union or to bargain over the effects of the transactions contemplated by this Agreement; (x) Seller has provided or will timely provide prior to Closing all notices required by law to be given prior to Closing of the transactions contemplated by this Agreement to all local, state, or federal labor, wage-payment, equal employment opportunity, unemployment-insurance and related agencies; (xi) Seller has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses; and (xii) the transactions contemplated by this Agreement will not create liability under any local, state, or federal law respecting reductions in force or the impact on employees on plant closing or sales of businesses, in each such case assuming compliance by Buyer with its obligations under Section
7.1. The reserves on the Financial Statements (in the aggregate) for the OSHA cases and citations and employment discrimination claims reflected on the Schedules hereto are adequate to meet the aggregate liabilities for such items.

     4.15 Employee Benefit Plans. Except as set forth on Schedule 4.15, all contributions to, and payments from, the Benefit Plans (as defined below) that may have been required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of Employee Retirement Income Security Act, as amended ("ERISA") or Section 412 of the Code, have been timely made. With respect to each Benefit Plan which is subject to Title I, Subtitle B, Part 3 of ERISA (concerning "Funding"), the funding method used in connection with such Benefit Plan is acceptable under ERISA, the actuarial assumptions used in connection with funding such Benefit Plan, in the aggregate, are reasonable. All Benefit Plans have been operated in accordance with applicable law and the terms thereof. Seller is not (and will not be at Closing) delinquent in making any payment to any multi-employer pension plan.

     4.16 Licenses and Permits. Schedule 4.16 contains an accurate and complete list and summary description of each License and Permit. The Licenses and Permits are valid and in full force and effect, no violations of Seller in respect of the Business exist in respect thereof and there are not pending, or to the knowledge of Seller, threatened any proceedings or circumstances which could result in the termination, revocation, limitation or impairment of any License or Permit in respect of the Business. The Licenses and Permits held by Seller are all of such items that are necessary to own and operate each Facility, own the Purchased Assets and conduct the Business as presently owned, operated or conducted. Except as set forth as described in
Schedule 4.16, all Licenses and Permits are freely assignable to Buyer without the consent or approval of any third party, unless provided otherwise on
Schedule 4.16. No violations of Seller or its agents have been recorded in respect of any Licenses and Permits in the past three years, and Seller knows of no basis therefor.

     4.17 Material Contracts. Schedule 4.17 sets forth an accurate and complete list of all contracts, instruments, commitments, agreements, arrangements and understandings, including all amendments and supplements thereto related to the Business, any Facility (or its operations) or the Purchased Assets (i) which are material to the operations (as presently conducted), assets, liabilities, condition (financial or otherwise), or operations of the Business, the Facilities (in the aggregate) or the Purchased Assets, or (ii) which otherwise involve any of the following types of contracts (the items in (i) and (ii) being collectively referred to herein as the "Material Contracts"):

          (a) all raw material supply contracts and any other purchase orders or contracts for the purchase of any materials or services (including utilities) with an amount in excess of $25,000 or which were not entered into in the ordinary course of business;

          (b) all sales contracts, open purchase orders or similar commitments providing for sales of products in an amount in excess of $25,000 or which contain bonding or insurance requirements;

          (c)  all Real Property leases;

          (d) all machinery leases, equipment leases and other personal property leases involving payment obligations over the term of the lease in excess of $25,000;

          (e) all waste disposal, maintenance and related contracts involving an amount in excess of $25,000;

          (f)  all contracts for insurance;

          (g) all contracts with a duration of one year or more and not cancelable without penalty on 30 days or less notice;

          (h) all requirements contracts and contracts containing "take or pay" provisions; and

          (i) any other contract, commitment, agreement, arrangement or understanding which provides for payment or performance by any party thereto having an aggregate ascertainable value of $25,000 or more.

Accurate and complete copies of each Material Contract have been delivered to Buyer, except for construction contracts and related OCP insurance policies and construction bonds which have been made available to Buyer in Seller's Kansas City office. Each Material Contract is in full force and effect and assuming due authorization, execution and delivery thereof by the other parties thereto, is valid and binding and enforceable in accordance with its terms subject to limitations imposed by law relating to bankruptcy and creditors rights. Seller and to the knowledge of Seller, each other party has complied with all material commitments and obligations on its part to be performed or observed under each Material Contract. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a default under or a breach of any Material Contract by Seller, or, to the knowledge of Seller, by any other party. The consummation of the transactions contemplated hereby, without notice to or consent or approval of any party except for such consents as are obtained at or prior to the Closing, will not constitute a default under or a breach of any provision of any Material Contract. With respect to each Material Contract which is to be assigned to Buyer pursuant to the terms hereof, Buyer will succeed to all the rights and benefits of Seller.

     4.18 Complaints and Claims. Schedule 4.18 sets forth an accurate and complete list and summary description of all claims, expenses, liabilities and obligations relating to or alleged to relate to any injury to person or property as a result of the operation of each Facility or the services rendered by the Business or each Facility performed prior to the Closing Date, which (i) are currently being asserted, or (ii) were asserted at any time within the prior three years. Buyer will not be subject to any claim, expense, liability or obligation arising from any injury to person or property as a result of the operation of any Facility or the services rendered by the Business or any Facility prior to the Closing Date except to the extent such claims, expenses, liabilities and obligations are included in the Assumed Liabilities in the amounts provided for assumption.

     4.19 Intellectual Property. Schedule 4.19 sets forth an accurate and complete list and summary description of all Intellectual Property and contains an indication of any renewals, taxes or fees due in respect thereof within ninety (90) days of the Closing Date. Except as set forth in Schedule 4.19, with respect to the Intellectual Property, (i) Seller is the sole and exclusive owner and has the sole and exclusive right to use the Intellectual Property and no other person has any interest in any Intellectual Property;
(ii) no action, suit, proceeding or investigation has been instituted and is pending, unresolved or, to Seller's knowledge, threatened; (iii) none of the Intellectual Property or products or methods of the Business interferes with, infringes upon, conflicts with or otherwise violates the rights of others or, to the knowledge of Seller, is being interfered with or infringed upon by others, and none is subject to any outstanding order, decree or judgment; (iv) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property or products or methods of the Business; (v) Seller has not agreed to indemnify any person for or against any infringement of or by the Intellectual Property or the Purchased Assets; (vi) all registrable items of Intellectual Property currently being used are properly registered under applicable law; and (vii) the Intellectual Property constitutes all such assets, properties and rights which are used in or necessary for the conduct of the operations of the Business and each Facility as currently conducted. Except as set forth on
Schedule 4.19, all rights of Seller in and to the Intellectual Property are transferable to Buyer as contemplated herein without any consent or other approval. Buyer has been provided with accurate and complete copies or written descriptions of all studies, opinions and searches of which Seller has knowledge relating to any Intellectual Property or any infringement of or by any Intellectual Property, all of which are listed on Schedule 4.19.

     4.20 Technical Information. Schedule 4.20 sets forth an accurate and complete list and summary description of all proprietary Technical Information. All Technical Information:

          (a) is owned solely and exclusively by Seller or available for use by Buyer without payment to any person; and

          (b) is documented in a manner comparable to that of similarly situated businesses and in condition for conveyance to and readily useable by Buyer.

All Technical Information and any copies thereof shall be delivered to Buyer at Closing. There is no violation of any trade secret rights, copyrights or other proprietary rights by, or with respect to, the Technical Information. Buyer has been provided with accurate and complete copies or written descriptions of all studies, opinions and searches of which Seller has knowledge relating to any Technical Information or any infringement of or by any Technical Information, all of which are listed on Schedule 4.20.

     4.21 Legal Proceedings. Except as set forth on Schedule 4.21 and for the Assumed Litigation, Seller is not engaged in or a party to or, to the knowledge of Seller, threatened with any dispute, action, suit or other proceeding relating to any Facility, the Business or any of the Purchased Assets. To the knowledge of Seller, no basis exists for any such proceeding which could have a Material Adverse Effect. Seller has no knowledge of any investigation threatened or contemplated by any governmental or regulatory authority. Neither Seller, the Facility, the Business nor any of the Purchased Assets is the named subject of or directly subject to any judicial or administrative adjudicatory judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator.

     4.22 Compliance with Law.  The Business, each Facility and the
Purchased Assets conform to all applicable statutes, codes, laws, ordinances, rules and regulations and Seller has complied with all statutes, codes, laws, ordinances, rules and regulations applicable thereto in all material respects. Seller has no knowledge of any proposed or pending change in any such statutes, codes, laws, ordinances, rules and regulations which would have a Material Adverse Effect. Neither Seller, nor, to the knowledge of Seller, any employee or representative thereof has made any unlawful gratuities or other payments (or taken similar actions) for the purpose of benefiting Seller with respect to the Business.

     4.23 Insurance. Schedule 4.23 sets forth an accurate and complete list and summary description (including the name of the insurer, coverage, premium and expiration date) of all binders, policies of insurance, insurance programs or fidelity bonds ("Insurance") maintained with respect to each Facility, the Business or the Purchased Assets. Schedule 4.23 sets forth the claims experience since January 1, 1990 with respect to the Insurance. Except as disclosed on Schedule 4.23, no pending notice of cancellation or nonrenewal with respect to, or material increase of premium for, any Insurance has been received by Seller. Except as set forth on Schedule 4.23, Seller has no knowledge of any facts or the occurrence of any event which might materially increase the premiums payable under any Insurance.

     4.24 Brokers. Seller has not retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby except for Furman & Selz Inc., the fees of which will be paid by Seller.

     4.25 Internal Revenue Code Section 1445. Seller is not a "foreign person" within the meaning of Code Section 1445 (26 U.S.C. Section 1445). Seller shall furnish Buyer on or before the Closing Date with a certificate of nonforeign status signed by the appropriate party and sufficient in form and substance to relieve Buyer of all withholding obligations under Code Section 1445. If Seller cannot furnish such a certificate or Buyer is not entitled to rely upon such certificate under the provisions of Code Section 1445 and the regulations thereunder, Seller shall take and/or permit Buyer to take any and all steps necessary to allow Buyer to satisfy the requirements of Code Section 1445, all at Seller's expense.

     4.26 Disclosure. The representations and warranties of Seller contained in this Agreement and each agreement, attachment, schedule, certificate or other written statement delivered pursuant to this Agreement or in connection with the transactions contemplated herein and therein are accurate and complete in all material respects, and do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading.



                                  ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                                   OF BUYER


     Buyer hereby represents and warrants to Seller as of the date hereof, and as of the Closing Date, as set forth below.

     5.1 Authority. Buyer has full corporate right, power and authority, without the consent of any other person, to execute and deliver this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. All corporate and other acts or proceedings required to be taken by Buyer to authorize the execution and delivery of this Agreement and the agreements contemplated hereby and all transactions contemplated hereby and thereby have been duly and properly taken.

     5.2 Validity. This Agreement has been, and the agreements and other documents to be delivered at Closing will be, duly executed and delivered by Buyer and will constitute lawful, valid and legally binding obligations of Buyer, enforceable in accordance with their respective terms.

     5.3 Violations and Approvals. The execution and delivery of this Agreement and the agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not (immediately, with notice, the passage of time or both) result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of Buyer and are not prohibited by, do not violate or conflict with any provision of, and do not and will not (immediately, with notice, the passage of time or both) result in a default under or a breach of (i) the charter or by-laws of Buyer, (ii) any contract, agreement, permit, license or other instrument to which Buyer is a party or by which it is bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency, or (iv) any law, rule or regulation applicable to Buyer, except for such creations, terminations, violations, conflicts, breaches, defaults, charges or encumbrances which, in the aggregate will not have an adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

     5.4 Brokers. Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby.

     5.5 Financial Condition. Immediately prior to Closing, Buyer will have no liabilities other than expenses of incorporation and expenses related to this transaction.



                                  ARTICLE VI

                    ADDITIONAL COVENANTS AND AGREEMENTS OF
                               SELLER AND BUYER


     Seller hereby agrees to keep, perform and fully discharge the following covenants and agreements.

     6.1 Interim Conduct of Business. From the date hereof until the Closing, Seller shall preserve and maintain the Business, each Facility and the Purchased Assets, and shall operate the Business and each Facility consistent with past practice and in the ordinary course of business, except as specifically provided herein. Without limiting the generality of the foregoing, except as otherwise required hereby or agreed to in writing by Buyer from the date hereof until the Closing, Seller shall, with respect to the Business, each Facility and the Purchased Assets:

          (a) maintain each Facility and the Purchased Assets in good repair, order and condition, reasonable wear and tear excepted;

          (b)  comply with its obligations under all the Material
     Contracts;

          (c) except as otherwise provided herein, use reasonable efforts to keep available the services of the present employees and agents of the Business (and pay benefits related thereto in the ordinary course of business and consistent with applicable law and past practice) and preserve the goodwill of customers, suppliers and others having business relationships with the Business;

          (d) maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with past practice and not revalue any assets;

          (e) not enter into, amend or terminate or agree to enter into, amend or terminate any Benefit Plan or any employment, bonus, severance or retirement contract or arrangement, nor increase or agree to increase any salary or other form of compensation or benefits payable or to become payable to any employee, except in the ordinary course of business consistent with past practice;

          (f) not enter into, amend or terminate, or agree to enter into, amend or terminate, any Material Contract other than entering into purchase orders and service contracts all in the ordinary course of business and at prices, in quantities and on terms consistent with past practice;

          (g) not sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any assets, properties, rights or claims other than use and disposal of assets in the ordinary course consistent with past practices;

          (h) not incur or become subject to, nor agree to incur or become subject to, any debt, obligation or liability, contingent or otherwise, that in any way would adversely affect Buyer's ownership of the Business, any Facility or the Purchased Assets, except current liabilities in the ordinary course of business and consistent with past practice;

          (i) not take or omit to take any action which could have a Material Adverse Effect or cause any representation or warranty herein to become false in any material respect; and

          (j) not (and shall instruct its officers, representatives, agents and advisors not to) solicit, encourage or negotiate any proposal from or with, or supply information to, persons other than Buyer or its representatives with respect to, or in connection with, the acquisition of the Business or the Purchased Assets or any material portion thereof, and Seller shall promptly advise Buyer of any acquisition proposal or inquiry with respect to such a proposal that Seller receives.

From the date hereof through the Closing, Seller shall confer on a regular and frequent basis with one or more designated representatives of Buyer to report on the general status of on-going operations of each Facility and the Business. Seller shall promptly notify Buyer of any event that could have a Material Adverse Effect and shall keep Buyer fully informed of such events.

     6.2 Access to Information. From the date hereof through Closing, Seller will provide to Buyer and its business, legal and accounting representatives and advisors reasonable access during normal business hours to the corporate, business, financial and other records and information of Seller to the extent reasonably relating to the Business, Facilities and the Purchased Assets, and will make available all such information and personnel as may reasonably be requested in connection therewith.

     6.3 Further Assurances; Cooperation. From time to time, after Closing at Buyer's request and without further consideration, Seller shall execute, acknowledge and deliver such documents, instruments or assurances and take such other actions as Buyer may reasonably request with respect to assigning, conveying and transferring to Buyer any of the Purchased Assets.

     6.4 Records and Documents. Following the Closing Date, Seller shall retain and grant to Buyer and its representatives, at Buyer's request (and subject to Buyer's reimbursement of Seller's out-of-pocket expenses), access to and the right to make or obtain copies of those records and documents related to the Business, any Facility or the Purchased Assets, possession of which is retained by Seller, as may be necessary or useful in connection with Buyer's operation of the Business and each Facility after the Closing. If Seller elects to dispose of such records, Seller shall first give Buyer sixty
(60) days' written notice, during which period Buyer shall have the right to obtain the records without further consideration. If reasonably necessary, Seller shall also make reasonably available its employees to provide information related to the Business, any Facility or the Purchased Assets on the same basis.

     6.5 Consummation. Subject to the terms and conditions provided herein, Seller agrees to use all reasonable efforts to take, or cause to be taken all actions and to do, or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Agreement in accordance with its terms. Seller shall not take any action inconsistent with its obligations hereunder or which would hinder or delay the consummation of the transactions contemplated hereby.

     6.6  Noncompetition and Nondisclosure.

          6.6.1 Noncompetition. In order to protect the value of the Business and the Purchased Assets, Seller and its Affiliates (collectively, the "Seller Group") agree for three (3) years from the Closing Date, not to engage, directly or indirectly, in any manner in the Business anywhere in the continental United States wherein the Business is conducted at the date of this Agreement, or (ii) attempt in any way, directly or indirectly, to obtain for itself, or others, or to divert from Buyer and its subsidiaries and affiliates, any rights benefits, sales or profits arising out of or in connection with the Purchased Assets or the Business.

          6.6.2 Nondisclosure. After the Closing, except as required by law or court order, the Seller Group will not disclose, or use directly or indirectly, to, or for the benefit of any person or entity other than Buyer, any Technical Information or other confidential information, data or materials related to the Business. After the Closing, except as required by law or court order, Buyer will not disclose, or use directly or indirectly, to or for the benefit of any person or entity other than the Buyer, any confidential information regarding the business of Seller Group (other than the Business) contained in the Purchased Assets.

          6.6.3 Breach. The Seller Group agrees that any breach of Sections 6.6.1 or 6.6.2 above will result in irreparable damage to Buyer for which Buyer will have no adequate remedy at law, and, therefore if such a breach should occur, the Seller Group consents to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of Buyer enjoining any such breach, without prejudice to any other right or remedy to which Buyer shall be entitled. In the event that any portion of this Section 6.6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum lesser period of time, geographic area, or range of activities as to which it may be enforceable. Each of the covenants herein shall be deemed a separate and severable covenant. In the event any member of the Seller Group breaches any provision of this Section 6.6, Buyer shall be entitled to recover all costs of enforcement, including reasonable attorneys' fees.

     6.7 Bulk Transfer Compliance. As between Buyer and Seller, Buyer shall have no obligation to give bulk transfer notices to creditors, claimants or other persons or entities. Seller shall indemnify and hold harmless Buyer against any and all expense, loss, damage or liability, including court costs and reasonable attorneys' fees, arising from or related to claims asserted by third parties due to noncompliance by Buyer or Seller with applicable bulk transfer laws, but only to the extent such expense, loss, damage or liability arise from or are related to liabilities which are not Assumed Liabilities. Nothing herein contained shall relieve Buyer of any of its obligations with respect to Assumed Liabilities.

     6.8 Storage of Assets. Seller shall permit Buyer to store any of the Purchased Assets at the facility of Seller at which they are currently located or such other facility as the parties may agree upon, free of charge, in the manner in which such assets are currently held, for a period of one year from the date hereof.

                          -------------------------

Buyer hereby agrees to keep, perform and fully discharge the following covenants and agreements:

     6.9 Records and Documents. Following the Closing Date, Buyer shall grant to Seller and its representatives, at Seller's request (and subject to Seller's reimbursement of Buyer's out-of-pocket expenses), access to and the right to make or obtain copies of those records and documents related to the Business, any Facility or the Purchased Assets, possession of which is transferred to Buyer, as may be reasonably necessary for Seller's tax, employee benefit or financial reporting obligations or other investigation required by law or, for Seller's dealing with, handling or discharging of any debt, obligation or liability of or relating to the Business, the Facility or the Purchased Assets which is not an Assumed Liability. If Buyer elects to dispose of such records, Buyer shall first give Seller sixty (60) days' written notice, during which period Seller shall have the right to obtain the records without further consideration. If reasonably necessary, Buyer shall also make reasonably available its employees to provide information for the same purposes on the same basis.

     6.10 Assumed Liabilities. Buyer agrees to pay and be responsible for the payment of the Assumed Liabilities.



                                 ARTICLE VII

                                  EMPLOYEES


     7.1 Continued Association with the Business. Buyer shall offer employment to all current employees of the Business from among those listed on
Schedule 4.14 who are actively performing services for the Business on the Closing Date on substantially equivalent salary, bonuses and positions. All of the employees listed on Schedule 4.14 are employed by Seller. Seller will use all reasonable efforts to retain all present employees through the Closing. Seller has not offered and will not offer employment to any employees in respect of any period after Closing, without the prior written consent of Buyer. Buyer shall not incur any liability or obligation with respect to any employee that does not accept employment with Buyer. Buyer will not incur as a result of the transfer of the Purchased Assets, any present, future or contingent liability or obligation to pay any pension benefits, medical benefits, compensation for loss of employment or other compensation or benefits to any employee terminated at or prior to Closing. The employees of the Business hired by Buyer are referred to herein as the "Buyer Employees". Buyer shall accept responsibility to bargain in good faith with the unions described on Schedule 4.14, but shall only assume the collective bargaining agreements listed on Schedule 1.3(a) as provided in
Section 1.3.

     7.2 Benefit Plans. Buyer shall have no liability under any "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), "employee pension benefit plans" (as defined in Section 3(2) of ERISA), bonus, profit sharing, deferred compensation, incentive or other compensation plans or arrangements, and other employee fringe benefit plans whether funded or unfunded, qualified or unqualified (all the foregoing being herein called "Benefit Plans") maintained or contributed to for the benefit of any of the employees or other persons performing services at or for any Facility or for the Business. Seller has made all existing payment options available to the employees of the Business participating in the Robertson-Ceco 401(K) Plan.

     7.3 COBRA Obligations. Seller shall retain all liabilities, perform all obligations and maintain all insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") with respect to its employees and former employees of the Business and their covered dependents, whether or not such employees accept employment with Buyer.

     7.4 Severance. Seller shall be liable for any severance, separation or similar liabilities, that are payable (i) to any person whose right to severance or separation benefits arises as a result of the transactions contemplated by this Agreement (other than as a result of a breach by Buyer of its obligations hereunder), (ii) to any person whose employment with Seller was terminated prior to the Closing, and (iii) to any employee of Seller not hired by Buyer (a "Seller Employee"). Buyer shall be liable for any severance, separation or similar liabilities for all Buyer Employees under Buyer's employment policies and procedures.

     7.5 Workers Compensation. Seller shall be liable for the administration and payment of all workers' compensation liabilities and benefits with respect to (i) Buyer Employees resulting from claims, events, circumstances, exposures, conditions or occurrences occurring prior to the Closing Date, and (ii) employees and former employees of Seller that do not become Buyer Employees. Buyer shall be responsible for the administration and payment of all workers' compensation liabilities and benefits with respect to Buyer employees resulting from claims reported following the Closing Date, and resulting from events, circumstances, exposures, conditions, or occurrences after the Closing Date, provided Seller shall administer and pay all workers' compensation liabilities and claims in the ordinary course of business from the Effective Time through Closing and shall promptly assign to Buyer any insurance proceeds attributable to the workers' compensation claims accepted by Buyer.




                                 ARTICLE VIII

                 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER


     Each and all of the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Buyer):

     8.1 Accuracy of Warranties and Performance of Covenants. The representations and warranties of Seller contained herein shall be accurate in all material respects when made and as of the Closing Date. Seller shall have performed all obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing in all material respects.

     8.2 No Pending Action. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby, cause such transactions to be rescinded, or would affect the right of Buyer to own, operate or control any Facility, the Business or the Purchased Assets.

     8.3 Consents. Except as described on Schedule 8.3, all material notices to, consents, approvals, authorizations and waivers from third parties and governmental agencies that are required for the transfer of any Facility, the Business or any of the Purchased Assets or that are otherwise required for the consummation of the transactions contemplated hereby upon the terms hereof shall have been obtained or provided for and shall remain in effect.

     8.4 Condition of Business and Assets. There shall have been no fact, event, condition or circumstance which does or could reasonably be expected to result in a Material Adverse Effect.

     8.5 Real Estate Matters. Buyer shall have obtained, as evidenced by issuance at Closing by a title insurance company selected by Buyer, owner's title insurance policies (ALTA Form B-1970) for each parcel of Real Estate to be purchased, showing Buyer or its nominee as the insured owner of fee simple title, subject only to the lien of taxes not delinquent at Closing and to such exceptions as are acceptable to Buyer. Such title insurance policies shall have extended coverage over the standard printed exceptions, zoning and access endorsements, and such other endorsements as Buyer may reasonably require. Seller agrees to execute and deliver such affidavits and indemnities as may be required in order to obtain such title policies and coverages. The cost of the title insurance policies shall be paid by Seller. Buyer shall have obtained prior to or at Closing, surveys of each parcel of Real Estate to be purchased prepared in accordance with current ALTA Land Survey Standards by a licensed engineer or surveyor reasonably acceptable to Buyer, which surveys shall show no encroachments by improvements located on adjoining properties onto the Real Estate, no encroachments by improvements on the Real Estate onto property or setback lines or onto easements or rights-of-way and no gores, gaps, overlaps or other survey defects unacceptable to Buyer. The cost of the surveys shall be paid by Seller.



                                  ARTICLE IX

                      CONDITIONS PRECEDENT TO OBLIGATIONS
                                   OF SELLER


     Each and all of the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to fulfillment prior to or at the Closing of the following conditions (unless waived in writing in the sole discretion of Seller):

     9.1 Accuracy of Warranties and Performance of Covenants. The representations and warranties of Buyer contained herein shall be accurate in all material respects as if made on and as of the Closing Date. Buyer shall have performed all of its obligations and complied with each and all of the covenants, agreements and conditions required to be performed or complied with on or prior to the Closing in all material respects.

     9.2 No Pending Action. No action, suit, proceeding or investigation before any court, administrative agency or other governmental authority shall be pending wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions contemplated hereby in a way materially adverse to Seller, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded.



                                  ARTICLE X

                         SURVIVAL AND INDEMNIFICATION


     10.1 Survival. All covenants and agreements contained in this Agreement or in any agreement or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing and be enforceable until the covenant or agreement has been fully performed. Unless otherwise specified, the representations and/or warranties contained in this Agreement or in any agreement or other document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and shall survive the Closing for a period ending two years and six months from the Closing Date, provided that (i) the representations and warranties in the following Sections shall survive and be enforceable indefinitely: Section 4.1, Section 4.2, the first sentence of Section 4.4, the first sentence of Section 4.9,
Section 4.10 and Section 4.11 (as to title matters only) and (ii) the representations and warranties in Section 4.6 (as to tax matters), Section
4.15 and Section 4.22 shall survive until expiration of the applicable statutes of limitation. Any claim for indemnification under the representations and warranties that survive for a period of time that is asserted in writing within the survival period shall survive until resolved or judicially determined. The representations and warranties set forth in this Agreement or in any agreement or other document delivered pursuant hereto shall not be affected by any investigation, verification or examination by any party hereto or by anyone on behalf of any such party.

     10.2 Indemnification. Buyer shall indemnify and hold harmless Seller, from and against any and all loss, diminution in value, damage, cost, expense (including court costs and attorneys' fees and expenses and costs of investigation), suit, action, claim, deficiency, liability or obligation related to, caused by or arising from (i) any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Buyer contained herein or in any agreement or other document delivered pursuant hereto, (ii) any and all claims of third parties made based upon facts alleged that, if true, would have constituted such a misrepresentation, breach or failure and
(iii) the Assumed Liabilities. Seller shall indemnify and hold harmless Buyer, from and against any and all loss, diminution in value, damage, cost, expense (including court costs and attorneys' fees and expenses and costs of investigation), suit, action, claim, deficiency, liability or obligation related to, caused by or arising from (i) any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of Seller contained herein or in any agreement or other document delivered pursuant hereto, (ii) any and all claims of third parties made based upon facts alleged that, if true, would constitute such a misrepresentation, breach or failure, (iii) any and all claims of employees of the Business to the extent related to the period prior to Closing or otherwise related to the acts of Seller but not to any breach by Buyer of the provisions hereof; (iv) any liability or obligation of Seller not assumed pursuant to the express terms hereof and regardless of whether any liability or obligation is imposed upon Buyer by any applicable law, including liabilities with respect to Seller's employees and Benefit Plans and (v) any liabilities and obligations to the extent arising from activities prior to Closing with respect to the environmental matters listed on Schedule 4.10. The party seeking indemnification shall give written notice to the indemnifying party of the facts and circumstances giving rise to any claim for indemnification. All rights contained in this Article are cumulative and are in addition to all other rights and remedies which are otherwise available, pursuant to the terms of this Agreement or applicable law. All indemnification rights shall be deemed to apply in favor of the indemnified party's officers, directors, representatives, subsidiaries, affiliates, successors and assigns.





                                  ARTICLE XI

                  TERMINATION, WAIVER, AMENDMENT AND CLOSING


     11.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing Date:

          (a)  by the mutual written consent of Seller and Buyer;

          (b) by Seller or Buyer if any court of competent jurisdiction or governmental body, authority or agency having jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) by Buyer, if one or more of the conditions to the obligation of Buyer to Close as provided in Article VIII has not been fulfilled by the Closing Date; or

          (d) by Seller, if one or more of the conditions to the obligation of Seller to Close as provided in Article IX has not been fulfilled by the Closing Date.

In the event of termination of this Agreement pursuant to this Section 11.1, this Agreement shall terminate and there shall be no other liability on the part of Seller or Buyer to the other party hereto except liability arising out of a breach of this Agreement or the failure by a party to fulfill its conditions hereunder, in which event, the non-breaching party reserves the right to seek all available remedies. The termination of this Agreement pursuant to this Section 11.1 shall become effective on the date (x) in the case of a termination pursuant to Section 11.1(a), the consent is executed and
(y) in the case of a termination pursuant to Section 11.1(b), (c) or (d), written notice is given by the terminating party to the other party hereto.

     11.2 Extension of Time, Waiver, Etc. At any time prior to the Closing Date, Seller and Buyer may by written instrument:

          (a) extend the time for the performance of any of the obligations or acts of the other party; and

          (b) waive compliance with any of the agreements of the other party contained herein; provided, however, that except as provided in
     Section 10.1 no failure or delay by Seller or Buyer in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof of the exercise of any other right hereunder.



                                 ARTICLE XII

                              GENERAL PROVISIONS


     12.1 Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     12.2 Notices. All notices, requests, consents, demands and other communications hereunder must be in writing and shall be delivered in person, by courier service or by telecopy, telegram or telex as follows:

          (a)  If to Seller:

                    Robertson-Ceco Corporation
                    222 Berkeley Street
                    Boston, Massachusetts  02116
                    Telecopy No.:  617-424-5558
                    Attn:  Chief Financial Officer

               With copies to:

                    George S. Pultz
                    Vice President, General Counsel
                      and Secretary
                    Robertson-Ceco Corporation
                    222 Berkeley Street
                    Boston, Massachusetts  02116
                    Telecopy No.:  617-424-5558

          (b)  If to Buyer:

                    Ceco Concrete Construction Corp.
                    c/o Pettibone Corporation
                    4225 Naperville Road
                    Suite 200
                    Lisle, IL  60532-3657
                    Tel:  (708) 955-2205
                    Attn.:  Larry Gies

               With copies to:

                    McDermott, Will & Emery
                    227 West Monroe Street
                    Chicago, IL  60606
                    Telecopy No.:  312-984-3669
                    Attn:  Stanley H. Meadows, P.C.


Notice shall be deemed given when sent or delivered as provided herein. Any party may change its address or add or change parties for receiving notice by written notice given to the others named above.

     12.3 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

     12.4 Rules of Construction. The word "including" shall mean including, without limitation. The Article, Section and other headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     12.5 Counterparts. This Agreement may be executed (which may be by facsimile with hard copy by express delivery) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.6 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns. Seller may not assign any rights, benefits, duties or obligations under this Agreement. Buyer shall only assign its rights, benefits, duties and obligations to an Affiliate of Pettibone Corporation.

     12.7 Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof.

     12.8 Announcements. No announcement of the specific terms of this Agreement shall be made by any party without the written approval of the other party (which approval shall not be unreasonably withheld), except filings required to be made with the Securities and Exchange Commission and as otherwise required by applicable law or rules of a national securities exchange.

     12.9 Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

     12.10 Applicable Law. This Agreement shall be interpreted in accordance with the substantive laws of the State of Delaware applicable to contracts made and to be performed wholly within said State.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized officer all as of the date first written above.


CECO CONCRETE CONSTRUCTION         ROBERTSON-CECO CORPORATION
CORP.



By: _______________________        By: __________________________
     Larry W. Gies                      George S. Pultz
Its: Vice President                Its: Vice President